Exhibit (l)(10)

LETTERHEAD OF VENABLE LLP

September 8, 2014

Kayne Anderson MLP Investment Company

811 Main Street, 14th Floor

Houston, Texas 77002

Re:	Registration Statement on Form N-2:

1933 Act File No.: 333-193947

1940 Act File No.: 811-21593

Ladies and Gentlemen:

We have served as Maryland counsel to Kayne Anderson MLP Investment Company, a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to $100,000 in aggregate principal amount of the Company’s Series HH Floating Rate Senior Notes due 2016 (the “Securities”), which may be sold from time to time by the selling noteholder of the Company identified under the caption “Selling Noteholders” in the Prospectus Supplement (as defined herein) which is part of the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act and the 1940 Act;

2. The Prospectus Supplement, dated September 8, 2014 (the “Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 497 under the 1933 Act;

3. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Kayne Anderson MLP Investment Company

September 8, 2014

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof (the “Resolutions”), relating to, among other things, (a) the sale and issuance of the Securities and (b) the Indenture (as defined herein), certified as of the date hereof by an officer of the Company;

7. The Indenture of Trust, dated as of August 22, 2013 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”);

8. The First Supplemental Indenture of Trust, dated as of August 22, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

Kayne Anderson MLP Investment Company

September 8, 2014

All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Securities has been duly authorized by all necessary corporate action of the Company.

3. The Company has the corporate power to execute and deliver the Indenture and to perform its obligations thereunder. The execution and delivery of the Indenture have been duly authorized by all necessary corporate action of the Company. The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act or as to federal or state laws regarding fraudulent transfers. We note that the Indenture provides that it shall be governed by the laws of a state other than the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Kayne Anderson MLP Investment Company

September 8, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP